                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        FIDELITY NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         FIDELITY NATIONAL CORPORATION
                               3490 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on May 15, 1997

         The Annual Meeting of Shareholders of Fidelity National Corporation ("Company") will be held on Thursday, May 15, 1997, at 3:00 P.M. at its office at ONE SECURITIES CENTRE, 3490 PIEDMONT ROAD, SUITE 1550, ATLANTA, GEORGIA 30305, for the purposes of considering and voting upon:

         1. The election of ten directors to constitute the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified.

         2.   Approval of the 1997 Stock Option Plan.

         3. Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 7, 1997, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

         Also enclosed is a copy of the Company's 1996 Annual Report to Shareholders.

                                         By Order of the Board of Directors,



                                         Martha C. Fleming
                                         Secretary


April 21, 1997





      PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                         FIDELITY NATIONAL CORPORATION
                               3490 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305

                                PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Fidelity National Corporation ("Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held at its office at ONE SECURITIES CENTRE, 3490 PIEDMONT ROAD, SUITE 1550, ATLANTA, GEORGIA 30305, on May 15, 1997, at 3:00 P.M. and any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock no par value ("Common Stock"), and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of the Company, who will not be additionally compensated therefor, may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 21, 1997.

      The record date of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on April 7, 1997. On that date, the Company had outstanding and entitled to vote 4,661,916 shares of Common Stock, with each share entitled to one vote.

      A Proxy given pursuant to this solicitation may be revoked by the shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted "FOR" all the persons named below under the caption "Information about Nominees for Director," "FOR" the approval of the 1997 Stock Option Plan, and upon such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the holders of the Proxy.

      The presence of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum. The ten nominees receiving the highest vote totals will be elected as directors of the Company. All other matters will be decided by the affirmative vote of the majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

      Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of shares of Common Stock represented in person or by proxy at the Annual Meeting in determining whether the quorum requirement is satisfied, but will not be counted as votes cast for any matter to be voted upon. Broker "non-votes" occur when a broker holding shares of Common Stock for a beneficial owner votes on one matter pursuant to the broker's discretionary authority or pursuant to instructions from the beneficial owner, but does not vote on another matter for the reason that the broker does not have discretionary authority to vote such shares on such other matter and has not received voting instructions from the beneficial owner. Broker non-votes will not affect the votes required to elect the directors; however, they increase the number of affirmative votes necessary for approval of all other matters.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth as of April 7, 1997, beneficial ownership of the Company's Common Stock by each "person" known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, by each director and Named Officer and by all directors and executive officers of the Company as a group.


                NAME AND ADDRESS                                      NUMBER OF SHARES        PERCENT OF CLASS
                OF BENEFICIAL OWNER                                   OWNED BENEFICIALLY      OUTSTANDING
                James B. Miller, Jr.
                3490 Piedmont Rd.
                Atlanta, Georgia  30305                                       2,646,040 (1)           56.8%
                James W. Anderson, Jr.                                          103,518                2.2%
                Dr. Edward G. Bowen                                              11,000                 *
                Dr. Marvin C. Goldstein                                          26,960                 *
                Dr. Manning M. Pattillo, Jr.                                        920                 *
                Robert J. Rutland                                               148,764                3.2%
                W. Clyde Shepherd, Jr.                                          128,722                2.8%
                R. Phillip Shinall III                                            8,887                 *
                Rankin Smith, Jr.                                                 5,654                 *
                Felker W. Ward, Jr.                                               7,920                 *
                Sharon R. Denney                                                 19,259                 *
                Curtis A. James                                                   4,377                 *
                All directors and executive officers
                      as a group (13 persons)                                 3,112,021               66.8%

-------------------------
(1) Includes 51,111 shares owned of record by Mr. Miller's wife, 212,568 shares held by the Brooks County Trust and 83,182 shares held by Fidelity National Bank ("FNB") as trustee for Mr. Miller's children. Also includes 180,433 shares held by BAC Properties, a partnership of which Mr. Miller and his wife own 40%.

*   Less than one percent.

ITEM 1 - NOMINATION AND ELECTION OF DIRECTORS

      The Bylaws of the Company provide that the Board of Directors shall consist of from three to 24 directors. The number of directors is currently set at ten by board resolution. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders and until their successors are elected and qualified.

      In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the Proxy be voted for more than ten nominees. Management of the Company has no reason to believe that any nominee will not serve if elected. All the nominees are currently directors of the Company.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORT

The following information as of April 1, 1997, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years.


                                                                                    Business Experience
                                                     Year First                     During Past Five Years
Name                                         Age       Elected                        and Other Information
-----------------------------------------   -----    ---------- --------------------------------------------------------------
James B. Miller, Jr. (3)                     56       1979      Chairman of the Board, President and Chief Executive Officer
                                                                of the Company since 1979, a director of FNB since 1976, and
                                                                President and Chief Executive Officer of FNB since 1977,
                                                                Chairman of the Boards of Fidelity National Mortgage
                                                                Corporation ("FNMC") and Fidelity National Capital
                                                                Investors, Inc. ("FNCI")
James W. Anderson, Jr. (1)                   85       1979      President Emeritus of Jim Anderson & Co., an insurance agency; a director of FNB since 1974, and a director of FNMC since 1991
Dr. Edward G. Bowen                          61       1989      Gynecologist and obstetrician in Atlanta, Georgia.  A
                                                                director of FNB since 1989.
Dr. Marvin C. Goldstein                      79       1984      Orthodontist in  Atlanta, Georgia.   President and Chief
                                                                Executive Officer of Atlanta American Motor Hotel, the owner and operator of a hotel located in Atlanta, Georgia.  A
                                                                director of FNB since 1984, and a director of FNMC since
                                                                1994.
Dr. Manning M. Pattillo, Jr.                 77       1993      President Emeritus of Oglethorpe University in Atlanta,
                                                                Georgia.  A director of FNB since 1994.
Robert J. Rutland  (1) (2) (3)               55       1979      President and director of Allied Holdings, Inc., a
                                                                transportation company located in Decatur, Georgia.  A
                                                                director of FNB since 1974.
W. Clyde Shepherd, Jr. (2) (3)               82       1979      Secretary and Treasurer of Shepherd Construction Company, a
                                                                general contracting company located in Atlanta, Georgia. A director of FNB since 1974 and Chairman of the Board of Directors since 1989.
R. Phillip Shinall III (2)                   50       1979      Partner of the law firm of Glass, McCullough, Sherrill  &
                                                                Harold, LLP, Atlanta, Georgia.  A director of FNB since 1979.
Rankin Smith, Jr.                            49       1987      Advisor to the Atlanta Falcons football team. A director of
                                                                FNB since 1987.
Felker W. Ward, Jr. (1)                      63       1996      President of Ward and Associates, Inc.; President of Ward
                                                                Bradford & Co.;  Chairman, Pinnacle Investment Advisors, Inc.  A
                                                                director of FNB since 1996.

(1) Member of the Audit Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors
(3) Member of the Executive Committee of the Board of Directors

    There are no family relationships between any director, executive officer or nominee for director of the Company or any of its subsidiaries except that
W. Clyde Shepherd III, a director of FNCI is the son of W. Clyde Shepherd, Jr., a director of the Company; Karina Miller, a director of FNCI, is the spouse of James B. Miller, Jr., Chairman of the Board and Chief Executive Officer; and Amelia James, a director of FNCI, is the spouse of Curtis A. James, Vice President of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE
                           NOMINEES FOR DIRECTOR.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Dr. Pattillo inadvertently filed late four Form 4 statements of beneficial ownership of securities with the Securities and Exchange Commission, each reporting a single transaction.

                           EXECUTIVE COMPENSATION

      The following table sets forth the annual and other compensation paid by the Company and its subsidiaries to James B. Miller, Jr., Sharon R. Denney and Curtis A. James, the only executive officers of the Company whose salary and bonus was $100,000 or more for 1996 (Messrs. Miller, Denney and James are individually referred to herein as a "Named Officer").


                           SUMMARY COMPENSATION TABLE
                           --------------------------
        Name and                                                                    All Other
        Principal Position            Year             Salary        Bonus       Compensation
        -------------------           ----             ------        -----       ------------
        James B. Miller, Jr.
           Chairman of the Board      1996           $600,000            -       $44,529  (1)
           President and Chief        1995            600,000            -        46,304  (1)
           Executive Officer          1994            443,014            -        47,701  (1)
                                      1996            210,000            -        32,522  (2)
        Sharon R. Denney              1995            210,000            -        32,731  (2)
           Executive Vice President   1994            178,529            -        30,994  (2)
                                      1996            120,000            -         1,080  (3)
        Curtis A. James (4)           1995             47,520            -        27,747  (3)
          Vice President              1994             11,160            -        40,100  (3)

-------------------------
(1) Includes Company contributions of $1,350, $2,250 and $1,350 to Mr. Miller's account in the Company's 401(k) Plan for 1996, 1995 and 1994, respectively, and $39,582 paid by the Company for life insurance premiums for Mr. Miller for each of the three years ended December 31, 1996 under a split-dollar insurance benefit plan. Upon the termination of the plan, the Company will receive from the proceeds of the life insurance policy the insurance premiums paid by the Company.

(2) Includes Company contributions of $1,350, $2,361, and $1,350 to
Mr. Denney's account in the Company's 401(k) Plan for 1996, 1995 and 1994, respectively. The Company entered into an agreement with Mr. Denney in 1985, which was extended in 1994, to pay him $30,000 a year for 10 years commencing upon his retirement. The Company has accrued $24,000 in 1995 and 1994 to provide for this liability, which is also included in All Other Compensation.

(3) Includes Company contributions of $1,080, $903, and $100 to Mr. James' account in the Company's 401(k) Plan in 1996, 1995, and 1994, and $26,667 and $40,000 of deferred compensation contributed in 1995 and 1994, respectively.

(4)  Retired March 31, 1997.

                                 401(K) PLAN

      The Company has adopted a tax-qualified savings plan ("401(k) Plan") which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986 ("Code"). Employees may elect to contribute to the 401(k) Plan through payroll deductions, up to the statutory limitation and may direct the investment of their accounts into various investment funds. Under Section 401(k) of the Code, the employee's contributions to the 401(k) Plan are not taxable to the employee until such amounts are distributed to the employee. The Company pays the administrative expenses of the 401(k) Plan and makes voluntary contributions from time to time which are allocated to each eligible employee's account as required by the Code. The Company's voluntary contributions become fully vested at the earlier of six years of service or at normal retirement age.

                           COMPENSATION OF DIRECTORS

      During 1996, each non-employee director of the Company was paid an aggregate of $2,000 per month for attending regularly scheduled meetings of the boards of directors and the committees of the Company and subsidiaries. In the event a director of the Company attended a meeting of any board of directors or a committee thereof not on a regularly scheduled board meeting date, the director was paid an additional $2,000 or $500, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Company's Compensation Committee ("Committee") are
W. Clyde Shepherd, Jr., Chairman, Robert J. Rutland, and R. Phillip Shinall
III. No member of the Committee is an employee of the Company or any subsidiary.

      FNB leases office space from a general partnership of which Mr. Rutland, a director and member of the Compensation and Executive Committees, is a general partner. FNB leases approximately 35,000 square feet at an average annual rate of approximately $17 per square foot, subject to a pro rata increase for any increase in taxes, insurance, utilities, or maintenance. FNB also leases space from a corporation of which Mr. Shepherd, a director and member of the Compensation and Executive Committees, is the majority shareholder. FNB leases approximately 2,200 square feet at an average annual rate of approximately $11 per square foot subject to a pro rata increase for increases in taxes and insurance. The lease agreements were made substantially on the same terms as those prevailing at the time for comparable leases for similar facilities.

      Mr. Shinall is a partner with the law firm of Glass, McCullough, Sherrill & Harrold LLP in Atlanta, Georgia. Mr. Shinall is a director of the Company and FNB and a member of the Committee. FNB has made or has committed to make loans in the aggregate amount of $350,000 to Glass, McCullough, Sherrill & Harrold LLP. FNB also makes loans to partners in the law firm and members of their families. Glass, McCullough, Sherrill & Harrold LLP provide legal service to the Company.

      FNB, FNMC and FNCI have had (including those noted above), and expect to have in the future, banking and other business transactions in the ordinary course of business with directors (including members of the Committee) and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risks of collectibility, nor present other unfavorable features. As of December 31, 1996, FNB and FNMC had direct or indirect loans outstanding to officers and directors and their affiliates aggregating approximately $5 million.

       REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain information with respect to compensation provided to the Company's Chairman of the Board, President and Chief Executive Officer ("CEO") and to the Company's other executive officers.

      The Committee is responsible for evaluating the remuneration of executives of the Company to provide competitive levels of compensation which take into account the Company's annual and long-term performance goals, whether there has been above average corporate performance, the levels of an individual's initiative, responsibility and achievements, and the Company's need to attract and retain well trained and highly motivated executives. The Committee fixes the compensation of the CEO and generally reviews the compensation of the other executive officers. All decisions by the Committee relating to the compensation of the Company's CEO are reviewed by the full Board of Directors.

      Executive officers' overall compensation is intended to be consistent with the compensation paid to executives of financial institutions and of other companies similar in size, complexity, and character to the Company, provided that the Company's performance warrants the compensation being paid. The annual salary of the CEO was established at $600,000 by the Committee in 1994 after considering the experience required to manage a company, the levels of compensation that would be required to be paid to attract a person to lead the Company in the future and comparable levels of compensation paid to chief executive officers of local entrepreneurial companies and financial institutions. The Committee also took into account the Company's performance in determining Mr. Miller's salary without specific reference being made to qualitative or quantitative performance factors, and the fact that no stock options are granted to the CEO. In addition, the Committee in recent years had not granted a bonus or other incentive compensation to the CEO. Thus, the CEO's salary was the principal form of compensation for the CEO in 1996. However, there are no assurances that this practice will continue in the future.

      Compensation paid to the Company's executive officers in 1996, as reflected in the foregoing compensation tables, consisted of the following elements: base salary, matching contributions paid with respect to the Company's 401(k) plan and certain perquisites. In addition, the Company has adopted certain broad-based employee benefit plans in which executive, and other officers together with employees, have the option to participate. Benefits under these plans generally are not directly or indirectly tied to the Company's performance, except that voluntary contributions to the 401(k) plan are voluntary, at the election of the Board of Directors. In light of the fact that the Company reported a net loss in 1996, no bonuses were granted to the executive officers for 1996 performance.

      The Chief Executive Officer establishes and administers the compensation of all other executive officers.

                         Compensation Committee
                             W. Clyde Shepherd, Jr., Chairman
                             Robert J. Rutland
                             R. Phillip Shinall III

                    SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company's Common Stock with the cumulative Total Return on The Nasdaq Stock Market (U.S. Companies) index and the Nasdaq Bank Stocks index for the period commencing on October 31, 1994, the date the Company's Common Stock began trading on The Nasdaq Stock Market under the symbol LION.

         The graph assumes $100 invested on October 31, 1994, in the Common Stock of the Company and in each of the two indexes. The comparison assumes that all dividends are reinvested.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
             THE NASDAQ STOCK MARKET (U.S.) AND NASDAQ BANK STOCKS.



















                                                                     PERIOD ENDING
                                      -----------------------------------------------------------------------
INDEX                                 10/31/94     12/31/94     6/30/95     12/31/95     6/30/96    12/31/96
-------------------------------------------------------------------------------------------------------------
FIDELITY NATIONAL CORPORATION           100.00        84.43       98.89       152.68      150.89      126.11
NASDAQ TOTAL RETURN INDEX               100.00        96.95      120.90       137.11      155.23      168.66
NASDAQ BANK INDEX                       100.00        95.27      115.16       141.89      149.99      187.56

              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During 1996, each of the directors attended at least seventy-five percent (75%) of the aggregate meetings of the Board of Directors and the committees on which the director served. The Company does not have a nominating committee. All nominees for the Board of Directors are nominated by the entire Board of Directors.

Audit Committee. The primary functions of the Company's Audit Committee are to see that an audit program is in place to protect the assets of the Company, assure that adequate internal controls exist, and recommend the independent auditors for appointment by the Board of Directors. During 1996, the Audit Committee held nine meetings.

Compensation Committee. The primary functions of the Compensation Committee are to evaluate and administer the compensation of the Company's Chief Executive Officer, and to review the general compensation programs of the Company. During 1996, the Compensation Committee held one meeting.

Executive Committee. The Executive Committee is authorized to exercise any and all the powers of the Company's Board of Directors in the management of the business and affairs of the Company except where specific power is limited to the Board of Directors by the Company's Bylaws or by applicable law. During 1996, the Executive Committee held eight meetings.

ITEM 2 - APPROVAL OF THE 1997 STOCK OPTION PLAN

      The Board of Directors of the Company adopted the 1997 Stock Option Plan ("1997 Plan") pursuant to which the Company may issue not more than 500,000 shares of Common Stock upon the exercise of stock options. The 1997 Plan is subject to the approval of the shareholders at this Meeting.

      Previously the only compensation consisted of base salary and cash bonuses. In order to remain competitive, the Company believes that a stock option plan is necessary in order to provide long-term stock incentives to attract and retain key employees. The purpose of the 1997 Plan is to provide a long-term incentive to officers and other key employees of the Company and its subsidiaries as well as to encourage additional stock ownership in the Company by such employees.

      The 1997 Plan is to be administered by the Compensation Committee ("Committee") appointed by the Board of Directors. The Committee is comprised of three directors of the Company who are not eligible to participate in the 1997 Plan. The Committee selects the key employees who will be granted stock options and will determine the number of shares to be offered, the duration of each option, the vesting period and the other terms and conditions of each option grant.

      The major provisions of the 1997 Plan are as follows:

      1. The Committee is authorized to grant stock options to any officer, including officers who are also directors of the Company, and other key employees of the Company and its subsidiaries and affiliates at any time prior to April 1, 2007.

      2. The option price will be not less than 100% of the fair market value of the Common Stock of the Company at the time the stock option is granted.

      3. Each stock option will terminate on the date fixed by the Committee which shall not be more than 10 years after the date of the grant. Stock options may terminate no later than one (1) year from the date of termination of employment except that, in the event of death or disability or retirement, the stock options which were exercisable at the time of termination of employment may terminate no later than two (2) years from that date.

      4. Payment for stock purchased upon the exercise of a stock option must be made in full at the time the stock option is exercised.

      5. The payment for the stock purchased is to be made in cash except that the Committee has the authority under the 1997 Plan to permit the payment for any option (or to require or permit the payment of any withholding taxes payable upon the exercise of an option) to be made by delivery of shares of Common Stock owned by the optionee (or the withholding of shares to be delivered upon the exercise of the option) which shares will be valued at the fair market value at the time the option is exercised.

      6. The Committee is authorized to provide for the vesting of the options over a period of years and to provide for immediate vesting upon a change in control of the Company or other event.

      7. The Committee is authorized, as a condition of the grant of an option, to require the cancellation of a previously granted stock option under the 1997 Plan or any other stock option plan adopted by the Company. The previously granted stock option in such situations may be exercisable at prices substantially higher than the fair market value of the Common Stock on the date that the replacement stock option is granted.

      8. The duration of any stock option may be extended by the Committee for a period not to exceed one (1) year without changing the original stock option price but in no event shall the stock option be exercisable more than 10 years after the date of grant.

      9. The Committee may grant incentive stock options ("ISOs") and non-qualified stock options ("NQSOs").

      10. The 1997 Plan provides for the issuance of not more than 500,000 shares of Common Stock, subject to adjustment based upon stock splits, stock dividends and other similar action. This represents 10.7% of the outstanding shares of Common Stock on April 7, 1997.

      11. The Board of Directors may amend, suspend or terminate the 1997 Plan at any time without the approval of the shareholders; provided, however, that no amendment, suspension or termination will increase the maximum number of shares of Common Stock for which stock options may be granted or change the designation of the class of employees and other persons eligible to receive stock options without the approval of the shareholders.

      The above summary of the 1997 Plan is qualified in its entirety by reference to the complete text of the 1997 Plan which is included as Attachment A to this Proxy Statement.

      It is not possible to estimate the number of officers and other key employees who may be granted stock options under the 1997 Plan.

      The average of the low and high closing prices of a share of Common Stock on April 7, 1997, was $8.375.

      Under present federal tax law, there will be no federal income tax consequences to the Company upon the grant or exercise of an ISO. Moreover, there will be no federal income tax consequences to the optionee upon the grant of an ISO. However, there may be federal income tax consequences to the optionee upon the exercise of an ISO. Although the optionee will realize no taxable income upon the exercise of an ISO, the exercise of an ISO may subject the optionee to the alternative minimum tax ("AMT"). The spread between the option price and the fair market value of the Common Stock acquired pursuant to an ISO on the date of its exercise is treated as an item of adjustment for AMT purposes where the Common Stock acquired upon the exercise of an ISO is not disposed of in the same taxable year.

      If the shares of Common Stock acquired upon the exercise of an ISO are disposed of within a year of the exercise of the ISO, the disposition will be considered to be a disqualifying disposition for federal income tax purposes. In such event, the gain on the sale or exchange will generally be treated as ordinary income to the optionee in the year of disposition. If the optionee disposes of the shares of Common Stock acquired upon the exercise of an ISO more than one year after the exercise, any gain or loss realized on the subsequent sale or exchange will constitute a long term capital gain or loss.

      With respect to NQSOs, under present federal tax laws there will be no federal income tax consequences to the Company or to the optionee upon the grant of a NQSO. When an optionee exercises a NQSO, the amount by which the fair market value of the Common Stock acquired, upon the exercise of the NQSO on the date of exercise, exceeds the exercise price of the NQSO is taxed as ordinary income to the optionee in the year of exercise and generally will be allowed as a deduction for federal income tax purposes to the Company.

      When the optionee disposes of the shares acquired upon the exercise of a NQSO, any amounts received in excess of the fair market value of the Common Stock on the date of exercise will be treated as long-or-short-term capital gain to the optionee, depending upon the holding period of the shares of Common Stock. If the amount received is less than the fair market value of the shares on the date of the exercise of the stock option, the loss will be treated as long-or short-term capital loss, depending upon the holding period of the shares.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                        OF THE 1997 STOCK OPTION PLAN.

                                   AUDITORS

      Ernst & Young LLP audited the Company's financial statements for 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting must be received by the Company addressed to the President at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, by December 23, 1997, in order to be eligible for inclusion in the Company's Proxy Statement and Proxy for that meeting.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      Management of the Company knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Company.

                                          By order of the Board of  Directors,



                                          Martha C. Fleming
                                          Secretary





April 21, 1997

                                                                   ATTACHMENT A

                         FIDELITY NATIONAL CORPORATION
                            1997 STOCK OPTION PLAN

I.    PURPOSE.

         The Fidelity National Corporation ("Company") 1997 Stock Option Plan is intended to encourage stock ownership by officers, other key employees, consultants and employees of consultants of the Company, of its Subsidiaries and of its Affiliates, to provide them with a proprietary interest or to increase their proprietary interest in the Company's success and/or to encourage them to remain in the employ of the Company or any of its Subsidiaries or Affiliates.

II.   DEFINITIONS.

         Where the following words appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates a contrary meaning:

      A. Affiliate - Any corporation or other business organization in which the Parent owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of the Option.

      B.  Board of Directors - The Board of Directors of the Company.

      C. Code - The Internal Revenue Code of 1986, as amended, including amendments hereafter adopted.

      D. Committee - The Compensation Committee of the Board of Directors or any successor Committee appointed by the Board of Directors. In the absence of the appointment of the Committee, the Board of Directors of the Company shall exercise all of the powers of the Committee under the Plan.

      E. Company - Fidelity National Corporation, a Georgia corporation, which is the parent corporation as defined in Subsections 424(e) and (g) of the Code.

      F. Employee - Employee shall mean any officer or other key employee (including an officer or other key employee who is also a director) employed on a full-time basis by the Company or any present or future Parent or Subsidiary or Affiliate.

      G. ISO - An option granted under the Plan which constitutes an incentive stock option within the meaning of Section 422 of the Code.

      H. Non-Qualified Stock Option or NQSO - An option granted under the Plan which does not qualify as an ISO.

      I. Option - An option granted under the Plan which may be either an ISO or a Non-Qualified Stock Option.

      J. Option Agreement - The document setting forth the terms and conditions of each Option.

      K.  Optionee - The holder of an Option.

      L. Parent - Parent shall mean any present or future corporation as defined in Subsections 424(e) and (g) of the Code.

      M. Plan - Fidelity National Corporation 1997 Stock Option Plan, as the same may be amended from time to time in accordance with the terms hereof.

      N. Shares - The shares of common stock of the Company, no par value, subject to adjustment and substitution as provided in Paragraph V of the Plan.

      O. Subsidiary - Any present or future subsidiary of the Company as defined in Subsections 424(f) and (g) of the Code.

III.  ADMINISTRATION.

      A. The Committee shall have full and complete authority in its sole discretion, but subject to the express provisions of the Plan: to grant Options; to determine the option price of the Shares covered by each Option; to determine the Employees, consultants and employees of consultants of the Company, of its Subsidiaries and of its Affiliates to whom, and the time or times at which, Options shall be granted; to determine the number of Shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of each option grant and Option Agreement (which terms need not be identical); to determine the vesting schedule of each Option (including the acceleration thereof); to cancel and amend Options (with the consent of the holder of the Option where required); to impose such conditions on the grant of Options as it determines to be appropriate, including the surrender of outstanding stock options issued under the Plan or any other stock option plan, regardless of the option price; and to make all other determinations and rules and take such other action deemed necessary or advisable for the administration of the Plan. In addition, the Committee may extend the duration of any NQSO for a period not to exceed one year subject to the provisions of Paragraph VI B hereof without changing the option price upon such terms as the Committee may deem advisable.

         Each determination, interpretation, rule or other action made or taken pursuant to the Plan by the Committee shall be final and conclusive for all purposes and binding upon all persons, including, but without limitation thereto, the Company, Subsidiaries, Affiliates, the Board of Directors, the Committee, Optionees and Employees of the Company, its Subsidiaries and its Affiliates and Optionees and their respective successors in interest.

      B. The Committee shall consist of not less than two (2) directors. In the event any class of equity security of the Company is registered pursuant to
Section 12 of the Securities Exchange Act of 1934 ("34 Act"), each member of the Committee shall be a member of the Board of Directors who is not eligible to participate under the Plan and who has not been granted or awarded equity securities of the Company for at least one year prior to the time the director becomes a member of the Committee or during such service on the Committee pursuant to the Plan or any other "plan" within the meaning of Rule 16b-3 promulgated under the 34 Act, except as otherwise permitted under Rule 16b-3 (or any successor rule or regulation).

         The Board of Directors may designate one (1) of the members of the Committee as its chairperson and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting at which a quorum was present. Any decision or determination reduced to writing and signed by all the members of the Committee shall be effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

      C. No member of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Plan and the granting of Options thereunder.

IV.   ELIGIBILITY AND LIMITATIONS.

         Options may be granted only to Employees, consultants and employees of consultants of the Company or of any Subsidiary or Parent or Affiliate. Persons who are not Employees of the Company or of a Subsidiary or Parent will not be eligible to receive an ISO. In determining the number of shares to be covered by each Option, subject to Paragraph V hereof, and persons to whom Options shall be granted, the Committee shall take into account such factors as it shall deem relevant in connection with accomplishing the purpose of the Plan as set forth in Paragraph I hereof. Any person who has been granted an Option may be granted an additional Option or Options if the Committee shall so determine. No ISO shall be granted to an individual who, at the time the ISO is granted, owns (within the meaning of subsection 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, unless, at the time the ISO is granted, the option price is at least 110 percent (110%) of the fair market value of the Shares subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five (5) years from the date the ISO is granted.

         An ISO granted to an Optionee in excess of the limitations set forth in Subsection 422(d) of the Code for any calendar year shall be deemed to be a Non-Qualified Stock Option.

         Each Option must be granted prior to April 1, 2007.

V.    AVAILABLE SHARES AND STOCK ADJUSTMENTS.

      A. The total number of Shares that may be issued pursuant to Options granted under the Plan shall not exceed 500,000 Shares of Common Stock, subject to adjustment as set forth hereinafter. Shares subject to the Plan may be either authorized but unissued Shares or Shares that were once issued and subsequently reacquired by the Company. If any Option is surrendered before exercise or lapses without exercise or for any other reason ceases to be exercisable, the Shares reserved therefor shall continue to be available under the Plan. The Company will reserve and keep available a sufficient number of authorized but unissued Shares and/or treasury Shares to be issued upon the exercise of the Options.

      B. In the event of a stock split, reverse stock split, stock dividend, or a reclassification of the Shares or other similar action by the Company, the total number of Shares which may be issued under the Plan upon the exercise of Options and the total number of Shares and/or the option price contained in any outstanding Option pursuant to which Options were granted under the Plan, shall be appropriately adjusted as determined by the Board of Directors in its sole discretion. Any such adjustment in the number of Shares and/or option price of an ISO shall be made in such manner as to not constitute a modification as defined in Subsection 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code.

      C. In the event of any merger or consolidation or other reorganization in which the Company shall be the surviving entity and its shareholders retain all of the Shares held immediately prior to such event and receive no securities or other property, there shall be no change in the securities or the number of Shares that the holder of the Option will be entitled to receive upon the exercise of the Option or the option price, except as set forth in Paragraph V.

      D. In the event of any merger or consolidation or other reorganization in which the Company shall be the surviving entity and its shareholders have a right to receive securities for or other property in addition to, the outstanding Shares held, each holder of an outstanding Option shall be entitled to receive, upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Option would have been entitled to receive (or retain) pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Option had been the holder of record of a number of Shares equal to the number of Shares to which such Option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or other reorganizations.

      E. In the event of any merger or consolidation or other reorganization, in which the Company is not the surviving corporation and the shareholders of the Company shall not receive any equity securities of the surviving entity (or its Parent) for their Shares, except as hereinafter set forth, all Options (whether or not vested in whole or in part) which have not been exercised prior to or upon such event, shall terminate upon such event unless and to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by the surviving corporation (or its Parent) of any unexercised Options then outstanding. Such action by the Board of Directors may be taken with respect to ISOs only to the extent permitted by the Code, including Sections 422 and 424. Except to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by another corporation of, any unexercised Options then outstanding or shall have specifically otherwise provided as permitted by this Subparagraph E., the Options which have not vested shall not become exercisable upon such event and all outstanding Options shall expire upon such event.

      F. In the event of any merger or consolidation or other reorganization in which the Company is not the surviving entity and in which its shareholders shall receive equity securities (regardless of whether they receive other property) for their Shares, each holder of an outstanding Option shall be entitled to receive, upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Option would have been entitled to receive pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Option had been the holder of record of a number of Shares equal to the number of Shares to which such Option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or reorganizations.

      G. Upon the dissolution or liquidation of the Company, all Options, whether or not vested in whole or in part, which have not been exercised prior to such event shall terminate upon such event.

      H. Any adjustments pursuant to this Paragraph V may provide for the elimination of any fractional interest which might otherwise become subject to an Option, with or without consideration, as determined by the Board of Directors.

VI.   OPTION TERMS.

         The Options will be granted under terms and conditions set forth in a written instrument as determined by the Committee from time to time. The Options will include (but not by way of limitation) the following:

    A. Price and Payment - The purchase price of each Share covered by each Option as determined by the Committee. The purchase price of each Share covered by an Option shall not be less than the fair market value of a Share at the time of the granting of the Option. The fair market value of a Share shall be determined without regard to any restriction other than restrictions which by their terms will never lapse. The purchase price of the Shares to which an Option shall be exercised shall be paid in full at the time of the exercise in cash or by check, subject to collection. The Committee may also provide that the purchase price may be paid in whole or in part by assigning to the Company a number of Shares having a fair market value, determined as of the date the Option is exercised, equal to the amount of the purchase price for the Shares being acquired upon the exercise of the Option which the Committee permits to be paid by the assigning of Shares to the Company. In such event, the Committee may, in its sole discretion, require certain representations and other conditions precedent to the acceptance of the Shares from the Optionee.

    B. Duration - The duration of the Options shall be as determined by the Committee, but in no event shall an Option granted hereunder be exercisable after the earliest of any of the following dates: (i) the expiration of ten
(10) years from the date the Option is granted; (ii) one (1) year after the cessation of employment or engagement, as the case may be, of the holder of the Option with the Company, any Subsidiary, or the Parent or Affiliate, except in the event of termination of such employment or engagement, as the case may be, by reason of disability, death or retirement; (iii) two (2) years after the cessation of such employment or engagement, as the case may be, in the event of termination of employment or engagement, as the case may be, due to death, disability (within the meaning of Subsection 422(c)(6) of the Code) or retirement. The Committee's determination as to whether such employment, engagement or election of an Optionee has ceased and the effective date thereof shall be final and conclusive on all persons affected thereby. Whether military or other government or eleemosynary service or other leave of absence will constitute termination of such employment or engagement shall be determined in each case by the Committee in its sole discretion.

    C. Non-transferability - ISOs granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution or as otherwise permitted pursuant to Subsection 424(c)(4) of the Code (or any successor provision). ISOs may be exercised during the lifetime of the Optionee only by the Optionee personally or by the Optionee's legal representative.

    D. Exercise of Option - Options granted hereunder shall be exercisable in whole or in part as determined by the Committee.

    E. Conditions to Exercise of Options - Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares shall comply with (or be exempt from) all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange or national market system on which the Shares may then be listed. If the issuance or transfer of Shares to be issued or issued pursuant to any Option granted under the Plan may in the opinion of counsel to the Company conflict or be inconsistent with or not be permitted under any applicable law or regulation of any governmental agency having jurisdiction, including, without limitation, regulations promulgated pursuant to federal and state securities laws, the Company reserves the right to delay the issuance of the Shares upon the exercise of an Option and such delay shall be without liability to or other obligation of the Company. The Company shall have no obligation hereunder to file registration statements or other reports or notices or obtain any license or permit or exemption under any federal or state law with respect to the grant of an Option or the issuance of Shares upon the exercise of an Option or the transfer of such Shares at any time thereafter. The Board of Directors or Committee may require that the holder of an Option, as a condition to each exercise of the Option in whole or in part, to represent to the Company in writing that the Shares to be acquired upon the exercise of the Option are to be acquired by the holder of the Option for investment purposes only, for such person's own account, and not with a view to distribution and make such other representations as counsel to the Company may reasonably request to assure the availability of an exemption from or compliance with the registration, notice, reporting or permitting requirements of applicable federal or state securities laws. The Option may also set forth such other terms and conditions relating to the non-registration or qualification of the Shares or the issuance of the Shares by the Company or the transfer of the Shares by the Optionee under the federal and state securities laws, as the Board of Directors or Committee may prescribe. Such representations and other terms and conditions shall continue in effect as long as counsel to the Company may reasonably request.

    F. Disposition of Shares - In the event the disposition of Shares acquired upon the exercise of any Option is not covered by a then current registration statement under the Securities Act of 1933, as amended, and under applicable state securities laws, the Shares so purchased shall be restricted against transfer to the extent and for as long as required by such laws and regulations promulgated thereunder or until, and as long as, the Shares are covered by applicable registration statements filed by the Company in its sole discretion.

    G. Tax Withholdings - The Company, in its sole discretion and on terms it shall determine, may withhold, or may grant to an Optionee the right to elect to have withheld, Shares having a fair market value not in excess of the amount necessary to satisfy the withholding tax obligations of the Optionee, in whole or in part, relating to the exercise of the Option. In the event any class of equity security of the Company is registered pursuant to Section 12 of the 34 Act, any election granted to an executive officer (as defined pursuant to rules promulgated under the 1934 Act) of the Parent shall only be made during the period set forth in Rule 16b-3 promulgated under the 1934 Act (or any successor rule or regulation), if any. The Optionee shall also pay in cash to the Company any amount required under the Code and other applicable statute or regulation to be withheld upon the exercise of an Option.

VII.  EXERCISE.

         An Option granted hereunder shall be exercisable in whole or in part only by written notice delivered in person or by mail to the President of the Company or such other officer designated by the President, at its principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and other consideration in accordance with the Option. The holder of an Option shall not be deemed to be a holder of any Shares subject to any Option and shall not be entitled to the rights of a holder of any Shares, including the right to vote the Shares and to receive dividends, unless and until such Shares have been issued.

VIII. TERMINATION AND AMENDMENT.

         The Board of Directors may at any time terminate the Plan, or make such amendments thereto or modifications thereof as it shall deem advisable, including amendments deemed necessary or desirable to conform any ISO to any change in the Code or regulations thereto; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Company, increase the maximum number of Shares for which Options may be granted under the Plan or change the designation of the class of employees and other persons eligible to receive Options. No termination, modification or amendment of the Plan shall, without the consent of the Optionee to whom an Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option without the written consent of such Optionee.

IX. MISCELLANEOUS.

    A. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Georgia.

    B. Employee/Employer Rights. The granting of Options hereunder shall be entirely discretionary and nothing in the Plan shall be deemed to give any person any right of continued employment, engagement or officership, as the case may be, or give any person any right to receive Options or additional Options hereunder or interfere in any way with the right of the Company, its Parent or Subsidiary to terminate the Optionee's employment, engagement or election, as the case may be, for any reason or the right of the Optionee to terminate his/her employment, engagement, or officership, as the case may be, for any reason.

    C. ISO Grants. The Plan is intended to provide in part for the grant of ISOs pursuant to Section 422 of the Code, including amendments thereto hereafter adopted, and the provisions of the Plan as they relate to ISOs and the ISOs granted shall be construed to effectuate such purpose. If for any reason it is subsequently determined that an Option intended to qualify as an ISO does not so qualify, the Company, Parent and Subsidiary shall have no liability to the Optionee and such Options shall be deemed to be Non-Qualified Stock Options.

X.  EFFECTIVE DATE.

         The Plan shall become effective on the date of its adoption by the Board of Directors subject to the approval of the Plan by the shareholders of the Company within twelve (12) months after the date of its adoption. The date of granting of an Option shall be the date on which the Committee makes the determination of granting such Option or such later date as designated by the Committee.

                                                                     APPENDIX A


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL MEETING
                               OF SHAREHOLDERS

The undersigned hereby appoints James W. Anderson Jr. and R. Phillip Shinall III, or either of them with power of substitution to each, the proxies of the undersigned to vote all of the shares of Common Stock owned of record by the undersigned of the Annual Meeting of Shareholders of Fidelity National Corporation to be held on May 15, 1997, or any adjournment thereof as herein specified and in accordance with their best judgment with respect to any other matters that may properly come before the meeting.


Item 1. Election of Directors   [ ] FOR all nominees    [ ] WITHHOLD AUTHORITY for all nominees

        Nominees: James B. Miller, Jr.; James W. Anderson, Jr.; Dr. Edward G. Bowen; Dr. Marvin C. Goldstein; Dr. Manning M. Pattillo, Jr.; Robert J. Rutland; W. Clyde Shepherd, Jr.; Phillip Shinall III; Rankin Smith, Jr.; Felker W. Ward, Jr.
        (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided)


        -----------------------------------------

Item 2. Approval of the 1997 Stock Option Plan          [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED.

Please sign this Proxy exactly as name appears on the Proxy:


-----------------------------------------------------------

Date: _______________________________________________, 1997

Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such.